RE/MAX Holdings Reports First Quarter 2014 Results

DENVER, May 14, 2014 /PRNewswire/ --

First Quarter 2014 Highlights (as compared to first quarter 2013)

  Total agent count of 94,385, up 4.9%
  Revenue of $41.9 million, up 7.2%
  Adjusted EBITDA1 of $16.3 million, up 5.3%
  Adjusted EBITDA1 margin was 38.8%
  Adjusted basic and diluted earnings per share ("EPS") of $0.28
  Announced quarterly dividend of $0.0625 per share of Class A common stock

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX") (NYSE: RMAX), one of the world's leading franchisors of real estate brokerage services, today announced operating results for the first quarter ended March 31, 2014.

"We continue to grow our agent-centric network and our recurring revenue streams, demonstrating the strength of our stable, fee-based franchise model," stated Margaret Kelly, Chief Executive Officer of RE/MAX. "While current indicators point to mixed trends in the housing market, we remain confident in our ability to leverage our resilient business model to grow our network of highly productive agents and drive margin expansion."

First Quarter 2014 Operating Results

RE/MAX grew total agent count by 4,413 agents or 4.9% to 94,385 compared to the prior year quarter. Agent count in the United States ("U.S.") and Canada increased by 3,159 agents or 4.4% to 74,255 compared to the prior year quarter. The Company-owned regions in the U.S. and Canada had organic growth of 1,848 agents or 5.7% compared to the prior year quarter. Agent count outside the U.S. and Canada saw an increase of 1,254 agents or 6.6% to 20,130 agents compared to the prior year quarter.

Revenue

RE/MAX generated revenue of $41.9 million during the first quarter of 2014, representing a 7.2% increase compared to $39.1 million for the same period in 2013. Increased revenue was primarily attributable to growth in agent count, an increase in continuing franchise fees of three dollars per agent per month in the U.S. Company-owned regions introduced on January 1, 2014, and additional fee-based revenue as a result of the acquisition of the Southwest and Central Atlantic regions in October 2013. The aforementioned revenue increases were partially offset by the weakening of the Canadian dollar compared to the U.S. dollar. The Company's Canadian operations generated approximately 14% of its total revenue during the first quarter of 2014.

Recurring revenue streams, which include continuing franchise fees and annual dues, accounted for 60.2% of revenues in the first quarter of 2014 compared to 58.0% in the prior year quarter. Continuing franchise fees, a fixed fee per agent paid by each regional franchise owner in independent regions or each franchisee in Company-owned regions, were $17.7 million, up 17.2% over the prior year quarter due to the previously mentioned revenue growth drivers.

Revenue from annual dues, which are fixed fees paid by agents directly to RE/MAX, increased $0.2 million to $7.5 million due to an increase in total agent count of 4,413 from the prior year quarter, of which 3,159 agents were located in the U.S. and Canada. This increase was offset by an approximately comparable amount of revenue included in the reported revenue for the prior year quarter related to a targeted program that was subsequently reversed during the second quarter of 2013.

Broker fees, the percentage fee paid on agent-generated transactions, grew $0.9 million or 18.9% to $5.6 million compared to the prior year quarter. The increase was driven by growth in agent count and additional broker fee revenue that resulted from the acquisition of the Southwest and Central Atlantic regions.

Franchise sales and other franchise revenue decreased $0.2 million or 3.0% to $7.9 million compared to the prior year quarter. The decrease was primarily due to lower registration revenue associated with the Company's 2014 annual convention. The prior year convention had higher attendance and registration revenue due to the celebration of the Company's fortieth anniversary. The decrease in registration revenue was partially offset by an increase in revenue from franchise sales and franchise renewals.

Brokerage revenue, which principally represents fees assessed by the Company's owned brokerages for services provided to their affiliated real estate agents, was $3.2 million, a decrease of $0.4 million or 10.8% from the prior year quarter primarily due to the sale of one of our owned brokerage offices to another RE/MAX franchisee in May of 2013.

Operating Expenses

Total operating expenses were $29.2 million in the first quarter of 2014, $0.5 million lower than the prior year quarter mainly due to higher professional fees in the first quarter of 2013 related to the Initial Public Offering ("IPO"), partially offset by increased legal and compliance fees associated with being a public company. Rent expense decreased due to increased sublease income at the corporate office and the renegotiation of certain leases at the Company's owned brokerage offices. These decreases were slightly offset by higher amortization expense and additional selling, operating and administrative expenses associated with the acquisition of the Southwest and Central Atlantic regions.

Adjusted EBITDA

Adjusted EBITDA margin was 38.8% for the first quarter of 2014 compared to 39.5% in the prior year quarter. The decrease was due to higher selling, operating and administrative expenses of $0.8 million compared to the prior year quarter, after adjusting for IPO expenses and other non-recurring charges incurred in the first quarter of 2013, primarily related to on-going public company costs. Adjusted EBITDA margin was also negatively impacted by the effects of foreign currency, which decreased operating income by $0.4 million and increased foreign currency transaction losses related to cash held in Canadian dollars by $0.5 million. On a constant currency basis, Adjusted EBITDA margin would have been 210 basis points higher.

Adjusted EBITDA was $16.3 million in the first quarter of 2014, up 5.3% or $0.8 million from the prior year quarter. The increase in Adjusted EBITDA was driven by revenue growth of $2.8 million attributable to an increase in agent count, fee increases and the incremental contributions from the acquired Southwest and Central Atlantic regions. The increased revenue was offset by higher foreign currency transaction losses and higher selling, operating and administrative expenses after adjusting for certain non-recurring charges in the prior year quarter. A reconciliation of Adjusted EBITDA to net income is included in Table 5.

Net Income

Reported net income was $7.8 million for the first quarter of 2014, an increase of 44.2% or $2.4 million compared to the prior year quarter. The increase was primarily due to a $3.3 million increase in operating income and lower interest expense as a result of the Company's 2013 refinancing activity, partially offset by increased amortization expense, a higher provision for income taxes, and losses associated with foreign currency transactions.

Adjusted net income2 was $8.3 million for the first quarter 2014, an increase of 18.6% or $1.3 million compared to the prior year quarter. Adjusted basic and diluted EPS were both $0.28 for the first quarter 2014. Adjusted basic and diluted EPS each would have been $0.02 and $0.01 higher or $0.30 and $0.29, respectively, without the negative effects of foreign currency.

Net income attributable to RE/MAX Holdings, Inc. was $2.4 million for the first quarter of 2014. This amount excludes net income attributable to non-controlling interest. Reported basic and diluted EPS attributable to RE/MAX Holdings, Inc. were $0.21 and $0.20, respectively. Refer to Table 1 for the share counts used in the calculation of GAAP basic and diluted EPS attributable to RE/MAX Holdings, Inc.

The ownership structure used to calculate adjusted basic and diluted EPS for the three months ended March 31, 2014 reflects RE/MAX owning 100% of RMCO, LLC ("RMCO"). The actual RE/MAX ownership of RMCO is 39.56%. Refer to Table 6 in this press release for a reconciliation of adjusted net income to net income and the share counts used in the adjusted basic and diluted EPS calculations.

Balance Sheet

As of March 31, 2014, the Company had a cash balance of $97.2 million, an increase of $8.8 million from December 31, 2013. The Company had $227.8 million of term loans outstanding, net of unamortized discount as of March 31, 2014.

Dividend

The Company's Board of Directors approved a quarterly dividend of $0.0625 per share of Class A common stock. The dividend is payable on June 5, 2014 to shareholders of record at the close of business on May 22, 2014.

Basis of Presentation

Subsequent to the IPO, RE/MAX began to operate and control all of the business affairs of RMCO. As a result, RE/MAX began to consolidate RMCO on October 7, 2013, and because RE/MAX and RMCO are entities under common control, such consolidation has been reflected for all periods presented. Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

These historical results do not purport to reflect what the results of operations of RE/MAX would have been had the IPO and related reorganization and other transactions occurred prior to such periods.

Webcast and Conference Call

The Company will host a conference call for interested parties beginning at 8:30 a.m. Eastern Time on Thursday, May 15, 2014. Interested parties are able to access the conference call using the following dial-in numbers:

U.S.	1-888-317-6016
Canada	1-855-669-9657
International	1-412-317-6016

Interested parties can access the live webcast through the Investor Relations section of the Company's website at www.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call.

A replay of the call will be available approximately one hour after the end of the call on May 15, 2014 through May 23, 2014, by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada) or 1-412-317-0088 (International) and entering the pass code 10044815. An archive of the webcast will be available on the Company's website for a limited time as well.

About the RE/MAX Network

RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 94,000 agents provide RE/MAX a global reach of more than 95 countries. Nobody sells more real estate than RE/MAX.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding outlook. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "intend," "expect," "estimate," "plan," "outlook," "project" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include statements regarding the Company's belief that it will drive margin expansion in the future and that it will continue to grow its network of agents, as well as any statements regarding the Company's strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) our ability to attract and retain quality franchisees, (4) our franchisees' ability to recruit and retain agents, (5) changes in laws and regulations that may affect our business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand, as well as those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the most recent Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent reports filed with the SEC, which are available on the investor relations page of our website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

[1] Non-GAAP measures. See Table 5 for a reconciliation of net income to Adjusted EBITDA. See the end of this press release for a definition of Non-GAAP measures.

[2] Non-GAAP measure. Adjusted Net Income measure assumes RE/MAX owns 100% of RMCO. RE/MAX actually owns 39.56% of RMCO. See Table 6 for a reconciliation of Adjusted Net Income and adjusted EPS to net income. See the end of this press release for a definition of Non-GAAP measures.

TABLE 1
RE/MAX Holdings, Inc.
Consolidated Statements of Income and Comprehensive Income
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Three months ended March 31,
	2014	2013
Revenue:
Continuing franchise fees	$ 17,704	$ 15,105
Annual dues	7,506	7,553
Broker fees	5,558	4,673
Franchise sales and other franchise revenue	7,909	8,153
Brokerage revenue	3,203	3,591
Total revenue	41,880	39,075
Operating expenses:
Selling, operating and administrative expenses	25,287	25,991
Depreciation and amortization	3,938	3,725
Gain on sale or disposition of assets, net	(1)	(1)
Total operating expenses	29,224	29,715
Operating income	12,656	9,360
Other expenses, net:
Interest expense	(2,466)	(3,514)
Interest income	81	74
Foreign currency transaction losses	(529)	(71)
Loss on early extinguishment of debt	-	(134)
Equity in (losses) earnings of investees	(59)	146
Total other expenses, net	(2,973)	(3,499)
Income before provision for income taxes	9,683	5,861
Provision for income taxes	(1,885)	(454)
Net income	$ 7,798	$ 5,407
Less: net income attributable to non-controlling interest	5,390	5,407
Net income attributable to RE/MAX Holdings, Inc.	$ 2,408	$ -
Comprehensive income:
Net income	$ 7,798	$ 5,407
Change in cumulative translation adjustment	(177)	(108)
Other comprehensive loss	(177)	(108)
Comprehensive income	7,621	5,299
Less: comprehensive income attributable to non-controlling interest	5,283	5,299
Comprehensive income attributable to RE/MAX Holdings, Inc.	$ 2,338	$ -

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$ 0.21
Diluted	$ 0.20
Weighted average shares of Class A common stock outstanding
Basic	11,607,971
Diluted	12,254,474
Cash dividends declared per share of Class A common stock	$ 0.0625

TABLE 2
RE/MAX Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except units, share and per share amounts)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$ 97,169	$ 88,375
Escrow cash - restricted	849	710
Accounts and notes receivable, current portion, less allowances of $4,149 and $4,122, respectively	17,607	15,980
Accounts receivable from affiliates	15	5
Other current assets	3,767	5,010
Total current assets	119,407	110,080
Property and equipment, net of accumulated depreciation of $19,733 and $19,400, respectively	2,595	2,583
Franchise agreements, net of accumulated amortization of $77,155 and $73,764, respectively	85,680	89,071
Other intangible assets, net of accumulated amortization of $8,095 and $7,912, respectively	2,355	2,486
Goodwill	72,650	72,781
Deferred tax assets, net	67,389	67,791
Investments in equity method investees	3,426	3,642
Debt issuance costs, net	2,277	2,353
Other assets	1,948	2,036
Total assets	$357,727	$ 352,823
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 1,924	$ 731
Accounts payable to affiliates	1,055	1,017
Escrow liabilities	849	710
Accrued liabilities	7,729	9,344
Income taxes and tax distributions payable	5,412	3,000
Dividends and other distributions payable	1,834	-
Deferred revenue and deposits	16,348	15,821
Current portion of debt	16,927	17,300
Current portion of payable to related parties pursuant to tax receivable agreements	902	902
Other current liabilities	205	206
Total current liabilities	53,185	49,031
Debt, net of current portion	210,915	211,104
Payable to related parties pursuant to tax receivable agreements, net of current portion	67,938	67,938
Deferred revenue, net of current portion	117	234
Deferred tax liabilities, net	194	195
Other liabilities, net of current portion	8,785	8,782
Total liabilities	341,134	337,284
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 180,000,000 shares authorized; 11,607,971shares issued and outstanding as of March 31, 2014 and December 31, 2013	1	1
Class B common stock, par value $0.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of March 31, 2014 and December 31, 2013	-	-
Additional paid-in capital	239,344	239,086
Retained earnings	3,189	1,506
Accumulated other comprehensive income	1,194	1,371
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	243,728	241,964
Non-controlling interest	(227,135)	(226,425)
Total stockholders' equity	16,593	15,539
Total liabilities and stockholders' equity	$357,727	$ 352,823

TABLE 3
RE/MAX Holdings, Inc.
Consolidated Statements of Cash Flow
(Unaudited)
(Amounts in thousands)

	Three months ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$ 7,798	$ 5,407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,938	3,725
Bad debt expense	201	189
Loss on early extinguishment of debt	-	134
Equity-based compensation	258	380
Non-cash interest expense	89	288
Other	650	387
Changes in operating assets and liabilities:
Accounts and notes receivable	(1,898)	(1,420)
Advances to affiliates	72	(108)
Other current and noncurrent assets	1,304	659
Other current and noncurrent liabilities	(333)	141
Deferred revenue	416	(675)
Net cash provided by operating activities	12,495	9,107
Cash flows from investing activities:
Purchases of property, equipment and software	(452)	(142)
Capitalization of trademark costs	(25)	(46)
Net cash used in investing activities	(477)	(188)
Cash flows from financing activities:
Payments on debt	(575)	(8,650)
Distributions to non-controlling unitholders	(2,552)	(10)
Payments on capital lease obligations	(54)	(73)
Deferred offering costs	-	(584)
Net cash used in financing activities	(3,181)	(9,317)
Effect of exchange rate changes on cash	(43)	34
Net increase (decrease) in cash and cash equivalents	8,794	(364)
Cash and cash equivalents, beginning of year	88,375	68,501
Cash and cash equivalents, end of period	$97,169	$68,137
Supplemental disclosures of cash flow information:
Cash paid for interest	$ 2,324	$ 3,210
Cash paid for income taxes	1,097	832
Schedule of non-cash investing and financing activities:
Capital leases for property and equipment	$ 18	$ 73
Distributions payable to non-controlling unitholders	6,100	-
Dividends payable to Class A common stockholders	725	-

TABLE 4
RE/MAX Holdings, Inc.
Agent Count
(Unaudited)

	As of
	March 31,	December 31,	March 31,	December 31,
	2014	2013	2013	2012
Agent Count:
U.S.
Company-owned regions(1)	33,911	33,416	26,189	25,819
Independent regions	21,375	21,075	26,030	25,984
U.S. Total	55,286	54,491	52,219	51,803
Canada
Company-owned regions	6,117	6,084	6,073	6,070
Independent regions	12,852	12,838	12,804	12,796
Canada Total	18,969	18,922	18,877	18,866
Outside U.S. and Canada
Company-owned regions	323	338	334	336
Independent regions	19,807	19,477	18,542	18,003
Outside U.S. and Canada Total	20,130	19,815	18,876	18,339
Total	94,385	93,228	89,972	89,008
Net change in agent count compared to the prior period	1,157		964

(1)

As of March 31, 2014 and December 31, 2013, U.S. Company-owned Regions includes agents in the Southwest and Central Atlantic regions which converted from Independent Regions to Company-owned Regions in connection with the acquisitions of the business assets of HBN and Tails on October 7, 2013.  As of the acquisition date, the Southwest and Central Atlantic regions had a total of 5,918 agents.

TABLE 5
RE/MAX Holdings, Inc.
Adjusted EBITDA Reconciliation to Net Income (1)
(Unaudited)
(Amounts in thousands)

	Three months ended March 31,
	2014	2013

Consolidated:
Net income	$ 7,798	$ 5,407
Depreciation and amortization	3,938	3,725
Interest expense	2,466	3,514
Interest income	(81)	(74)
Provision for income taxes	1,885	454
EBITDA	16,006	13,026
Gain on sale or disposition of assets and sublease (2)	(178)	(143)
Loss on early extinguishment of debt (3)	-	134
Equity-based compensation (4)	258	380
Non-cash straight-line rent expense (5)	147	339
Chairman executive compensation (6)	-	750
Acquisition integration costs (7)	18	-
Public offering related expenses (8)	-	947
Adjusted EBITDA	$16,251	$15,433

(1)

Excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all ownership of RMCO was converted to shares of RE/MAX Holdings, Inc. Class A common shares for the entire period presented.

(2)	Represents gains on the sale or disposition of assets as well as the gain on the sublease of a portion of the Company's corporate headquarters office building.

(3)	Represents losses incurred on early extinguishment of debt on the Company's Senior Secured Credit Facility.

(4)

Equity-based compensation includes non-cash compensation expense recorded related to unit options granted to employees pursuant to RMCO's 2011 Unit Option Plan during the three months ended March 31, 2013 as well as the non-cash compensation expense recorded related to restricted stock units granted in connection with the IPO pursuant to RE/MAX Holdings, Inc. 2013 Stock Omnibus Plan during the three months ended March 31, 2014.

(5)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.

(6)

Represents the salaries the Company paid to David Liniger, the Company's Chairman and Co-Founder, and Gail Liniger, the Company's Vice Chair and Co-Founder. Such salaries have not been paid subsequent to the IPO, and will not be paid in future periods.

(7)

Acquisition integration costs include fees incurred in connection with the acquisition of certain assets of HBN and Tails in October 2013. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

(8)	Represents costs incurred in connection with the IPO.

TABLE 6
RE/MAX Holdings, Inc.
Adjusted Net Income and Adjusted Earnings per Share(1)
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Three months ended March 31,
	2014	2013

Consolidated:
Net income	$ 7,798	$5,407
Amortization of franchise agreements	3,391	2,966
Canadian tax expense & RE/MAX Holdings tax provision	1,885	454
One-time add-backs:
Gain on sale or disposition of assets and sublease (2)	(178)	(143)
Loss on early extinguishment of debt (3)	-	134
Equity-based compensation (4)	258	380
Non-cash straight-line rent expense (5)	147	339
Chairman executive compensation (6)	-	750
Acquisition integration costs (7)	18	-
Public offering related expenses (8)	-	947
Adjusted pre-tax net income	13,319	11,234
Less: Provision for income taxes at 38%	(5,061)	(4,269)
Adjusted net income	$ 8,258	$6,965

Total basic pro forma shares outstanding	29,342,571
Total diluted pro forma shares outstanding	29,989,074

Adjusted net income basic earnings per share:	$ 0.28
Adjusted net income diluted earnings per share:	$ 0.28

(1)

Excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all ownership of RMCO was converted to shares of RE/MAX Holdings, Inc. Class A common shares for the entire period presented.

(2)	Represents gains on the sale or disposition of assets as well as the gain on the sublease of a portion of the Company's corporate headquarters office building.

(3)	Represents losses incurred on early extinguishment of debt on the Company's Senior Secured Credit Facility.

(4)

Equity-based compensation includes non-cash compensation expense recorded related to unit options granted to employees pursuant to RMCO's 2011 Unit Option Plan during the three months ended March 31, 2013 as well as the non-cash compensation expense recorded related to restricted stock units granted in connection with the IPO pursuant to RE/MAX Holdings, Inc. 2013 Stock Omnibus Plan during the three months ended March 31, 2014.

(5)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.

(6)

Represents the salaries the Company paid to David Liniger, the Company's Chairman and Co-Founder, and Gail Liniger, the Company's Vice Chair and Co-Founder. Such salaries have not been paid subsequent to the IPO, and will not be paid in future periods.

(7)

Acquisition integration costs include fees incurred in connection with the acquisition of certain assets of HBN and Tails in October 2013. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

(8)	Represents costs incurred in connection with the IPO.

TABLE 7
RE/MAX Holdings, Inc.
Pro Forma Shares Outstanding
(Unaudited)

Three months ended March 31, 2014
Total basic shares outstanding:
Shares of Class A common stock issued and sold in IPO	11,500,000
Remaining equivalent shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,734,600
Vested restricted stock units granted to certain employees in connection with IPO	107,971
Total basic pro forma shares outstanding	29,342,571

Total diluted shares outstanding:
Shares of Class A common stock issued and sold in IPO	11,500,000
Remaining equivalent shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,734,600
Vested restricted stock units granted to certain employees in connection with IPO	107,971
Dilutive effect of stock options(1)	602,217
Dilutive effect of unvested restricted stock units(1)	44,286
Total diluted pro forma shares outstanding	29,989,074

(1)	In accordance with the treasury stock method

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of non-GAAP financial measures, such as Adjusted EBITDA and Adjusted Net Income and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP.

RE/MAX defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, net and the provision for income taxes, each of which is presented in our consolidated financial statements included elsewhere in this press release), adjusted for the impact of the following items that we do not consider representative of our ongoing operating performance: gain on sale or disposition of assets and sublease, loss on early extinguishment of debt, equity-based compensation, non-cash straight-line rent expense, salaries paid to David and Gail Liniger, the Company's Chairman and Vice Chair, respectively, that the Company discontinued subsequent to the completion of the IPO, expenses incurred in connection with the IPO and acquisition integration costs.

RE/MAX defines Adjusted Net Income as net income, excluding the impact of amortization expense related to the Company's franchise agreements, charges incurred related to the early extinguishment of debt, gain on sale or disposition of assets and sublease, equity-based compensation, salaries paid to David and Gail Liniger, that the Company discontinued subsequent to the completion of the IPO, expenses incurred in connections with the IPO, and acquisition integration costs and reflects income taxes as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis. Assuming the full exchange and conversion, all income of RMCO is treated as if it were allocated to RE/MAX, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting assumed federal, state, and local income taxes. The estimated effective tax rate was 38%.

Because Adjusted EBITDA and Adjusted Net Income omit certain non-cash items and other infrequent cash charges, the Company feels that these metrics are less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and other infrequent cash charges and is more reflective of other factors that affect the Company's operating performance. The Company presents Adjusted EBITDA and Adjusted Net Income because it believes they are useful as supplemental measures in evaluating the performance of the Company's operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA as a factor in evaluating the performance of their business.

Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyzing results RE/MAX reported under GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, our working capital needs;
  these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes; and
  other companies may calculate these measures differently, so they may not be comparable.

Logo - http://photos.prnewswire.com/prnh/20130930/LA87949LOGO

CONTACT: Investor Contact: Peter Crowe, (303) 796-3815, pcrowe@remax.com; or Media Contact: Shaun White, (303) 796-3405, shaunwhite@remax.com